Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
February 9, 2016	Media: www.CBI.com
Investors: Christi Thoms-Knox +1 832 513 1200

CB&I Hosts Investor Day
Company Provides 2016 Guidance and Preliminary 2015 Results

THE WOODLANDS, Texas - Feb. 9, 2016 - CB&I (NYSE:CBI) today hosted an Investor Day in New York City. During the meeting, CB&I's management team focused on its business operations, strategic outlook and plans for sustained growth. CB&I also announced preliminary fourth quarter and full-year 2015 financial results and provided initial guidance for 2016.
2016 Guidance
CB&I’s initial guidance for 2016:
Revenue
$11.4 - $12.2 billion
Earnings Per Share (diluted)
$5.00 - $5.50
Preliminary Fourth Quarter and Full-Year Results for 2015
For the year ending Dec. 31, 2015, the company expects to report new awards of approximately $13 billion, backlog of $23 billion and revenue of $13 billion, including an $890 million negative impact attributable to foreign currency translation. CB&I anticipates adjusted operating income of $1.1 billion, or 8.4 percent of revenue, and adjusted net income to approximate $631 million, or $5.86 per diluted share. For the year, net cash used by operating activities is estimated to be $56 million.
For the fourth quarter of 2015, CB&I expects to report new awards of approximately $3.3 billion and revenue of $3.3 billion. The company anticipates adjusted operating income of $279 million, or 8.5 percent of revenue, and adjusted net income to approximate $165 million, or $1.56 per diluted share. Net operating cash flows for the quarter are estimated to be $117 million.
Reconciliation of Non-GAAP Information is included in the table below.
CB&I's Investor Day webcast is available on the Investor Relations page of www.CBI.com.
About CB&I
CB&I (NYSE:CBI) is the most complete energy infrastructure focused company in the world. With 125 years of experience and the expertise of approximately 42,000 employees, CB&I provides reliable solutions while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.cbi.com.

Important Information For Investors And Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might" or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and "Forward-Looking Statements" described under "Risk Factors" in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2014, and any updates to those risk factors or "Forward-Looking Statements" included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Chicago Bridge & Iron Company N.V.
Reconciliation of Non-GAAP Supplemental Information
(in thousands, except per share data)

	Three Months	Twelve Months
	Ended December 31, 2015

Adjusted income from operations

Loss from operations	$(66,060)	$(425,117)
Charges related to disposition of nuclear operations	345,371	1,505,851
Adjusted income from operations	$279,311	$1,080,734
Adjusted % of Revenue	8.5%	8.4%

Adjusted net income attributable to CB&I

Net loss attributable to CB&I	$(65,725)	$(504,415)
Charges related to disposition of nuclear operations, net of tax (1)	230,910	1,135,140
Adjusted net income attributable to CB&I	$165,185	$630,725

Adjusted net income attributable to CB&I per share

Net loss attributable to CB&I	$(0.63)	$(4.72)
Charges related to disposition of nuclear operations, net of tax (1)	2.19	10.58
Adjusted net income attributable to CB&I per share	$1.56	$5.86

(1) The three and twelve month periods ended December 31, 2015, include $345,371 and $1,505,851, respectively of non-cash charges related to the disposition of our nuclear operations, less the tax impact of $114,461 and $370,711, respectively. The unadjusted per share amounts for the three and twelve month 2015 periods are based upon diluted weighted average shares that are equivalent to our basic weighted average shares of 104,763 and 106,766, respectively, due to the net loss for the periods. The adjusted per share amounts for the three and twelve month 2015 periods are based upon diluted weighted average shares of 105,926 and 107,719, respectively.